[Letterhead of Hunton & Williams]

October 17, 2003

Board of Directors

DIMON Incorporated

512 Bridge Street

Danville, Virginia 24541

Registration Statement on Form S-4 for Exchange of

Registered 7 3/4% Senior Notes due 2013 for

Outstanding 7 3/4% Senior Notes due 2013

Ladies and Gentlemen:

We are acting as counsel for DIMON Incorporated (the “Company”) in connection with the registration of $125.0 million aggregate principal amount of 7 3/4% Senior Notes due 2013 (the “Exchange Notes”). The Exchange Notes are to be issued by the Company in exchange for an equal amount of unregistered 7 3/4% Senior Notes due 2013 (the “Outstanding Notes”) issued on May 27, 2003 in a private placement pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The Outstanding Notes and the Exchange Notes are governed by an indenture between the Company and SunTrust Bank, as trustee (“Trustee”), dated May 30, 2003 (the “Indenture”). The issuance of the Exchange Notes in exchange for the Outstanding Notes is more fully described in the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”). In connection with the filing of the Registration Statement, you have requested our opinion concerning certain corporate matters.

In rendering the following opinions, we have relied, as to factual matters, upon certificates of executive officers of the Company. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted as certified or photostatic copies and the genuineness of signatures not witnessed by us.

We are not expressing an opinion on any laws other than the laws of the Commonwealth of Virginia, the laws of the State of New York and the federal laws of the United States of America. Based upon the foregoing and the further qualifications stated below, we are of the opinion that the Exchange Notes have been duly authorized by all necessary corporate action of the Company and, when executed by the Company, authenticated and delivered by the Trustee and issued in accordance with the terms of the Indenture and as described in the Registration Statement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited or otherwise affected by (a) bankruptcy, insolvency, fraudulent conveyance, liquidation, conservatorship, dissolution, reorganization, moratorium or other laws affecting the rights of creditors generally and (b) principles of equity, whether considered at law or in equity.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/    Hunton & Williams LLP